Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the registration of 300,000 additional shares of Swift Energy Company’s common stock, on or about December 10, 2007, under the Swift Energy Company 2005 Stock Compensation Plan of our reports dated February 27, 2007, with respect to the consolidated financial statements of Swift Energy Company and subsidiaries included in Swift Energy Company’s Annual Report (Form 10-K) for the year ended December 31, 2006, Swift Energy Company management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Swift Energy Company and subsidiaries, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP
Houston, Texas December 7, 2007